$500 $600 $700 $800 $900 $1,000 $1,100 $1,200 $1,300 $1,400 $1,500 -50% -25% 0% 25% 50% Payment at Maturity Underlying Return The Underlying The Securities Preliminary Terms This summary of terms is not complete and should be read with the pricing supplement below Issuer: Citigroup Global Markets Holdings Inc. Guarantor: Citigroup Inc. Underlyings: Financial Select Sector SPDR® Fund (ticker: “XLF”) and Industrial Select Sector SPDR ® Fund (ticker: “XLI”) Pricing date: June 18, 2021 Valuation date: July 18, 2022 Maturity date: July 21, 2022 Return amount: $1,000 × the underlying return of the worst performer × the upside participation rate Upside participation rate: 200% Maximum return: At least 8% (to be determined on the pricing date) Final buffer value: For each underlying, 85% of its initial underlying value Buffer percentage: 15% Buffer rate: The initial underlying value of the worst performing underlying divided by its final buffer value, which is approximately 117.6471% CUSIP / ISIN: 17329FX82 / US17329FX823 Initial underlying value: For each underlying, its closing value on the pricing date Final underlying value: For each underlying, its closing value on the valuation date Underlying return: For each underlying: (Final underlying value - initial underlying value) / initial underlying value Worst performer: On the valuation date, t he underlying with the lowest underlying return Payment at maturity : • If the final underlying value of the worst performer is greater than its initial underlying valu e: $1,000 + the return amount, subject to the maximum return at maturity • If the final underlying value of the worst performer is less than or equal to its initial underlying value but greater than or equal to its final buffer value: $1,000 • If the final underlying value of the worst performing underlying is less than its final buffer value: $1,000 + [$1,000 × the buffer rate × (the underlying return of the worst performing underlying + the buffer percentage)] If the final underlying value of the worst performing underlying is less than its final buffer value, which means that the worst performing underlying has depreciated from its initial underlying value by more than the buffer percentage, you will lose more than 1% of the stated principal amount of your securities at maturity for every 1% by which that depreciation exceeds the buffer percentage. All payments on the securities are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. Stated principal amount: $1,000 per security Pricing Supplement: Preliminary Pricing Supplement dated June 17 , 2021 Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc. 13 Month Geared Buffer Securities Linked to the Worst Performing of the Financial Select Sector SPDR ® Fund and the Industrial Select Sector SPDR ® Fund Due July 21, 2022 Hypothetical Payment at Maturity B C A D Hypothetical Worst Underlying Return Hypothetical Security Return Hypothetical Payment at Maturity D 50.00% 8.00% $1,080.00 25.00% 8.00% $1,080.00 8.00% 8.00% $1,080.00 C 2.50% 5.00% $ 1,050.00 B 0.00% 0.00% $1,000.00 - 5.00% 0.00% $1,000.00 - 15.00% 0.00% $1,000.00 A - 15.01% - 0.01% $ 999.90 - 30.00% - 17.65% $823.53 - 50.00% - 41.18% $588.24 - 100.00% - 100.00% $0.00

Selected Risk Considerations • If the worst performing underlying depreciates by more than the buffer percentage from its initial underlying value to its final underlying value, you will lose more than 1% of the stated principal amount of your securities for every 1% by which that depreciation exceeds the buffer percentage. You should understand that any depreciation of the worst performing underlying in excess of the buffer percentage will result in a magnified loss to your investment at a rate equal to the buffer rate, which will progressively offset any protection that the buffer percentage would offer. The lower the final underlying value, the less benefit you will receive from the buffer percentage. There is no minimum payment at maturity on the securities, and you may lose up to all of your investment. • Your potential total return on the securities at maturity is limited to the maximum return at maturity, even if the worst performer appreciates by significantly more than the maximum return at maturity. • The securities do not pay interest. • The return on the securities depends solely on the performance of the worst performer. As a result, the securities are subject to the risks of each of the underlyings and will be negatively affected if any one performs poorly. • You will be subject to risks relating to the relationship among the underlyings. The less correlated the underlyings, the more likely it is that any one of the underlyings will perform poorly over the term of the securities. All that is necessary for the securities to perform poorly is for one of the underlyings to perform poorly. • You will not receive dividends or have any other rights with respect to the underlyings. • Your payment at maturity depends on the closing value of the worst performer on a single day. • If Citigroup Global Markets Holdings Inc. defaults on its obligations under the securities and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the securities. • The securities will not be listed on any securities exchange and you may not be able to sell them prior to maturity. • The estimated value of the securities on the pricing date will be less than the issue price. For more information about the estimated value of the securities, see the accompanying preliminary pricing supplement. • The value of the securities prior to maturity will fluctuate based on many unpredictable factors. • The index tracked by the Financial Select Sector SPDR ® Fund underwent a significant change on September 16, 2016 and, as a result, the index tracked by the Financial Select Sector SPDR ® Fund will differ in important ways from the index tracked by the Financial Select Sector SPDR ® Fund in the past. • The Financial Select Sector SPDR ® Fund is subject to risks associated with the financial services sector. • The Financial Select Sector SPDR ® Fund may be disproportionately affected by the performance of a small number of stocks. • Citigroup Inc. is an issuer of equity securities held by the Financial Select Sector SPDR ® Fund. • The Industrial Select Sector SPDR ® Fund is subject to risks associated with the industrial sector. • The issuer and its affiliates may have conflicts of interest with you. • The U.S. federal tax consequences of an investment in the securities are unclear. The above summary of selected risks does not describe all of the risks associated with an investment in the securities. You should read the accompanying preliminary pricing supplement and product supplement for a more complete description of risks relating to the securities. Additional Information Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed registration statements (including the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the accompanying preliminary pricing supplement, product supplement, underlying supplement, prospectus supplement and prospectus in those registration statements (File Nos. 333 - 255302 and 333 - 255302 - 03) and the other documents Citigroup Global Markets Holdings Inc. and Citigroup Inc. have filed with the SEC for more complete information about Citigroup Global Markets Holdings Inc., Citigroup Inc. and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request these documents by calling toll - free 1 - 800 - 831 - 9146. Filed pursuant to Rule 433 This offering summary does not contain all of the material information an investor should consider before investing in the securities. This offering summary is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement and the other documents referred to therein, which can be accessed via the link on the first page. Citigroup Global Markets Holdings Inc. Guaranteed by Citigroup Inc.